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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                      ASV Reports 3rd Quarter 2002 Results
                 Earnings Per Share Increases from $.01 to $.05

         GRAND RAPIDS, MN (October 29, 2002) - ASV, Inc. (NASDAQ: ASVI) today reported results for its third quarter ended September 30, 2002. Net sales for the third quarter of 2002 totaled $11,474,655, compared with $12,052,998 for the same period in 2001. For the three months ended September 30, 2002, operating expenses decreased 38% compared with the same period in 2001. This decrease resulted in increased net earnings for the third quarter of 2002 of $526,610, or $.05 per share, compared with $92,882, or $.01 per share, for the third quarter of 2001.

         For the nine months ended September 30, 2002, net sales totaled $32,366,419, compared with $39,233,875 for the same period in 2001. Offsetting the decrease in net sales was a 520 basis point increase in gross profit percentage for the nine months ended September 30, 2002 compared with the same period in 2001 and a decrease in operating expenses of approximately $916,000 in 2002 over 2001. These items resulted in net earnings of $1,174,532 for the nine months ended September 30, 2002, compared with $387,626 for the same period in 2001 and earnings per share of $.11 in 2002, compared with $.04 for 2001.

         "Our sales for the third quarter of 2002 reflected the nationwide slowdown in construction equipment spending by dealers," said ASV President Gary Lemke. "In addition, third quarter shipments of ASV undercarriages for use on the 267 and 277 models of Caterpillar's (NYSE: CAT) Multi-Terrain Loaders (MTL) were less than originally expected. This decrease was due to a production issue experienced by Caterpillar, which is unrelated to ASV's undercarriage. This issue has now been resolved and limited production of the affected models is expected to resume in the fourth quarter of 2002, with full production expected in the first quarter of 2003. However, Caterpillar has increased their orders for ASV undercarriages for use on the 247 and 257 model MTLs by approximately 40% since production began in the third quarter of 2002."

         Another area that experienced increased sales activity in the third quarter of 2002 was sales to rental equipment dealers. During the third quarter of 2002, ASV began a pilot program of marketing its machines to rental equipment dealers. Based on the success of that program ASV implemented a program in October 2002 to significantly increase its marketing effort to the rental equipment market, with its sales force concentrating heavily on rental equipment dealers. Commenting on the new program, Lemke stated, "Our success in marketing to the rental market during the third quarter of 2002 encouraged us to expand that program. We believe we have developed a very simple plan to market to the rental equipment market, a plan that makes it very easy for the rental equipment dealer to attain positive cash flow from our machines from day one."

         For the three months ended September 30, 2002, the Company's operating income increased over $770,000 compared with the same period in 2001. Commenting on this increase, Lemke stated, "The increase in operating income was due primarily to decreased research and development expenditures as we near the completion of the development of undercarriages for Caterpillar's MTL product line. In addition, selling, general and administrative expenses also decreased, due, in part, to lower commissions paid to Caterpillar as a greater concentration of products sold in the third quarter of 2002 were not commissionable products."

         During the third quarter of 2002, ASV recorded a gross profit percentage of 18.5%, up slightly from 18.3% for the third quarter of 2001, but down from the gross profit percentage experienced for the six months ended June 30, 2002 of 23.4%. This decrease was attributable to the greater concentration of undercarriages sold to Caterpillar for use on their 247 and 257 model MTLs, which carry a lower selling price and thus a lower gross profit than the undercarriages sold to Caterpillar for use on its larger MTL models. A similar sales mix is expected for the fourth quarter of 2002.

         The Company recently announced its expected level of net sales for the remainder of 2002 and fiscal 2003. Net sales for 2002 are projected to be in the range of $43-47 million with net earnings projected to be $.12-.16 per share on a diluted basis for 2002. The Company's outlook for fiscal 2003 includes net sales projected in the range of $55-65 million and net earnings projected in the range of $.32-.44 per share on a diluted basis.

      Conference Call

         ASV will conduct a live Webcast at 9 a.m. Central time, Tuesday, October 29th to discuss these matters. The call will be broadcast over the Internet and can be accessed either at www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15


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minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 264507. The Internet replay will be available for 90 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

About ASV

         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels and its expected production dates and volumes of its undercarriages for sale to Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Three Months Ended               Nine Months Ended
                                                          September 30,                    September 30,
                                                    ----------------------------    ----------------------------
                                                        2002            2001            2002            2001
                                                    ------------    ------------    ------------    ------------
Net sales .......................................   $ 11,474,655    $ 12,052,998    $ 32,366,419    $ 39,233,875
Cost of goods sold ..............................      9,352,291       9,848,404      25,347,394      32,774,236
                                                    ------------    ------------    ------------    ------------
         Gross profit ...........................      2,122,364       2,204,594       7,019,025       6,459,639
Operating expenses:
     Selling, general and administrative ........      1,120,999       1,429,160       3,705,835       4,302,697
     Research and development ...................        248,663         794,049       1,631,408       1,950,305
                                                    ------------    ------------    ------------    ------------
         Operating income (loss) ................        752,702         (18,615)      1,681,782         206,637
Other income (expense)
     Interest expense ...........................        (31,536)        (37,004)        (95,233)       (110,742)
      Other, net ................................         60,444         119,501         172,983         408,731
                                                    ------------    ------------    ------------    ------------
         Income before income taxes .............        781,610          63,882       1,759,532         504,626
Provision for (benefit from) income taxes .......        255,000         (29,000)        585,000         117,000
                                                    ------------    ------------    ------------    ------------

     NET EARNINGS ...............................   $    526,610    $     92,882    $  1,174,532    $    387,626
                                                    ============    ============    ============    ============

Net earnings per common share - Diluted .........   $        .05    $        .01    $        .11    $        .04
                                                    ============    ============    ============    ============

Diluted weighted average shares .................     10,253,347      10,445,298      10,248,290      10,366,486
                                                    ============    ============    ============    ============




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A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    September 30,   December 31,
                                                         2002           2001
                                                    -------------   ------------
      ASSETS

CURRENT ASSETS
    Cash & short-term investments ...............   $   1,648,369   $  5,946,840
    Accounts receivable, net ....................      18,123,195     16,828,489
    Inventories .................................      34,961,445     28,614,053
    Prepaid expenses and other ..................         762,119      1,756,844
                                                    -------------   ------------
        Total current assets ....................      55,495,128     53,146,226
PROPERTY AND EQUIPMENT, net .....................       4,763,237      4,794,578
                                                    -------------   ------------

        Total assets ............................   $  60,258,365   $ 57,940,804
                                                    =============   ============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Line of credit ..............................   $     440,000   $         --
    Current portion of long-term liabilities ....         108,346        106,008
    Accounts payable ............................       4,172,664      2,449,144
    Accrued liabilities .........................       2,067,925      2,296,455
    Income taxes payable ........................         244,993        505,062
                                                    -------------   ------------
        Total current liabilities ...............       7,033,928      5,356,669
LONG-TERM LIABILITIES, less current portion .....       1,932,582      2,012,652
SHAREHOLDERS' EQUITY ............................      51,291,855     50,571,483
                                                    -------------   ------------

Total liabilities & shareholders' equity ........   $  60,258,365   $ 57,940,804
                                                    =============   ============